Exhibit 5.1
                          Bret Van Earp
                         ATTORNEY AT LAW
                           SUITE 1800
                       100 CONGRESS AVENUE
                       AUSTIN, TEXAS 78701
                              ____
                         (512) 469-3725



                          July 10, 1997

Electrosource, Inc.
2809 Interstate Highway 35 South
San Marcos, Texas 78666

Re:       Issuance of shares pursuant to 1996 Stock Option Plan

Gentlemen:

 Reference is made to the registration statement on Form S-8 (the ORegistration StatementO) filed with the Securities and Exchange Commission by Electrosource, Inc. (the OCompanyO) under the Securities Act of 1933 relating to 960,000 shares of the Common Stock, $1.00 par value, (OCommon StockO), of the Company issuable on the exercise of stock options granted pursuant to the 1996 Stock Option Plan of Electrosource, Inc. (the OPlanO).

  I have made such examination of law and have examined such certificates, documents, and records as I have deemed necessary for purposes of this opinion. Based upon such examination and review, I am of the opinion that the Common Stock will be, when issued upon exercise of stock options in accordance with the terms of the Plan, validly issued, fully paid, and non-assessable.

  The foregoing opinion is premised upon representations made by the Company to the effect that (i) the Company will at all times maintain reserved and available sufficient authorized but unissued shares to meet its obligations under the Plan and (ii) no option will be granted under the Plan at an exercise price less than the par value of the shares covered by such option.

  I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the section of the Registration Statement captioned OLegal Matters.O

                              Very Truly Yours,

                                   /s/  Bret Van Earp

                              Bret Van Earp